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                                                                  Exhibit 10.77


                      [RENAISSANCE COSMETICS, INC.  LETTERHEAD]



                                   May 12, 1998


Ron Bowen
100 Maplewood Drive
Brewster, New York  10509


Dear Ron:

          This will confirm the proposal made to you by Renaissance Cosmetics, Inc. (the "Company") in connection with your engagement by the Company as a consultant and our mutual understandings with respect to such proposal:

          1. ENGAGEMENT AS CONSULTANT; TERM. The Company hereby engages you as a consultant to the Company and each of its affiliated entities and businesses, and you accept such engagement for a term of two (2) months, commencing on June 1, 1998 (the "Consulting Term"). You understand that this engagement (i) will be a full time engagement for the Consulting Term, and
(ii) may require domestic, and possibly international, travel (at Company expense), and you agree to travel as reasonably requested by the Company. At the discretion of the Company, and with your agreement, the Consulting Term may be extended on a month-to-month basis on the same terms as set forth herein.

          The Consulting Term may be terminated by the Company at any time if, in the reasonable opinion of the Company, you cease to perform your duties in a satisfactory manner or otherwise fail to comply with the provisions hereof. Such termination shall be effective immediately upon written notice by the Company to you.

          2. CONSULTING FEE. During the Consulting Term, you will be paid the sum of $17,666.66 per month (pro rated on a daily basis for any portion of the Consulting Term that is less than a full calendar month), payable on the last business day of each month (with any remaining balance due and payable on the last day of the Consulting Term). In addition, the Company will reimburse you for such reasonable out-of-pocket expenses incurred by you during the Consulting Term in connection with your engagement as are approved by the Company upon receipt by the Company of standard documentation and/or receipts at the time reimbursement is requested. In the

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event that you owe any amounts to the Company or any of its affiliates, the
Company shall have the right to offset such amounts against any amounts due and owing to you from the Company.

          3. CONFIDENTIALITY. You agree not to disclose to any third party any information designated or otherwise treated as "confidential" by the Company, including, without limitation, financial statements, corporate records and other information and data relating to the operations, assets, liabilities, financial condition, future prospects, employees, vendors, financing and litigation of any business unit of the Company, all technical and business information, know-how or trade secrets, or any other information relating to the Company or any unit thereof, which is of a confidential or proprietary nature. "Confidential" information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or (ii) becomes available to you on a non-confidential basis from a source other than the Company. You also agree that, during the Consulting Term and for a period of one (1) year thereafter, you will not, directly or indirectly, solicit, employ or retain in any other capacity, or assist any entity in soliciting, employing or retaining, any employee of the Company or any of its affiliates.

          4. RETURN OF COMPANY PROPERTY. Upon the termination of the Consulting Term, or earlier at the request of the Company, you will return the Company property then in your possession, including, without limitation (and to the extent applicable), computers, building keys and passes, memoranda (including e-mail memoranda addressed to you or on which you were copied or otherwise in your possession), sales brochures, credit cards, telephone charge cards, manuals, courtesy parking passes, customer lists and customer contacts, sales information, diskettes, intangible information stored on diskettes, business or marketing plans, reports, projections, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, product samples, and any and all other property or information held or used by you in connection with your employment with the Company.

          5. INDEPENDENT CONTRACTOR. The parties acknowledge, understand and agree that you are an independent contractor and shall not be considered an employee or agent of the Company or any of its affiliates pursuant to the terms hereof for any purposes whatsoever and you shall have no right or authority to assume or create any obligation or liability, express or implied, on behalf of the Company or any of its affiliates, or to bind the Company or such affiliates in any manner or thing whatsoever, without the express prior written consent of the Company. You will be responsible for all income taxes, Social Security and other tax liabilities with respect to payment of any amounts to be paid to you by the Company hereunder.

          6. MISCELLANEOUS. This letter agreement (i) represents the entire agreement of the parties with respect to the subject matter hereof,
(ii) may not be amended, modified or rescinded except in writing, signed by both the Company and you, and (iii) is governed by and shall be construed in accordance with the laws of the State of New York, excluding its laws regarding choice of law. The rights and obligations hereunder are separate and distinct from the rights and obligations under that certain letter agreement, of even date herewith, by and between you and the Company with respect to the benefits to be received by you upon termination of your employment with the Company. In the event of any dispute arising out of this letter agreement or any action to enforce

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the terms hereof, the costs incurred by the prevailing party in connection with such dispute or action (including reasonable attorneys' fees) will be paid by the party not prevailing in such dispute or action.


                              RENAISSANCE COSMETICS, INC.


                              By:   /s/ Norbert Becker
                                  ------------------------------------------
                                    Norbert Becker
                                    President and Chief Executive Officer



AGREED TO AND ACCEPTED BY:


  /s/ Ron Bowen
----------------------------------
  Ron Bowen

Date:
      ----------------------------



cc:  John R. Jackson
     James E. O'Brien